Exhibit 10.9

11 July 2017

CONFIDENTIAL

Kurt Ogden

75 S. Player Manor Cir

The Woodlands, TX  77382-1807

RE: Relocation to Wynyard, UK under Huntsman’s Global Mobility Long Term Assignment Policy

Dear Kurt

The Long Term Assignment Policy has been developed to ensure that Huntsman associates on international assignments are able to maintain a lifestyle reasonably comparable to that which they enjoyed in their home country.  The Policy is designed only for temporary assignments; it will be reviewed regularly for amendment or discontinuation.

The terms and conditions of your employment, other than as set out in this letter; remain unchanged throughout the temporary assignment.  Your employment will remain with Huntsman P&A Americas LLC (The Home Company) and shall continue to be governed by USA law.  This letter sets out the details of your temporary assignment to Huntsman P&A UK Ltd (The Host Company) which continues until you are no longer employed with the Company or this temporary assignment ends.

While on assignment your Home Country/Location will be USA/The Woodlands and your Host Country/Location will be UK/Wynyard for the purpose of managing your assignment details.

Your assignment status will be:                                                                         Family  Single  Unaccompanied

Your job title while on assignment will be:  SVP and Chief Financial Officer

Your accompanying family member/s on this assignment will be:

Resident Dependents	Relationship	Date of Birth
Lisa Ogden	Wife	30 Jul 1969
Molly Ogden	Daughter	8 Jan 2006
Ella Ogden	Daughter	5 March 2004
Annie Ogden	Daughter	7 May 2000

Non-Resident Eligible Dependents(1)
Bennett Ogden	Son	7 Jan 1998

(1)  Children back home attending University for 1st degree, up to age 23; or up to age 18 not attending university.

10001 Woodloch Forest Drive, The Woodlands, Texas 77380, USA

Tel: 281-719-6000   Fax: 281-719-6416   info@venatorcorp.com   www.venatorcorp.com

1.0                               CONTINUATION OF CONTRACT OF EMPLOYMENT WITH THE HOME COUNTRY

Although you will be working with The Host Company, your contract of employment with The Home Company will continue in existence during your assignment, except as herein provided.  In particular the provision regarding termination of employment will remain in full force and operation throughout the period of your assignment.  The following terms shall be in operation throughout the duration of your assignment.

2.0                               DURATION OF AND CONDITIONS OF ASSIGNMENT

2.1                               Duration

The assignment will start on 1 August 2017 and is expected to last for approximately three (3) years.  It will not be extended beyond 31 July 2020 without your agreement.  A Long Term Assignment may be extended up to a maximum of five (5) years.

2.2                               Conditional Assignment

Employment authorization must be obtained before you begin work in the Host Country; therefore, this assignment is conditioned on your being granted the necessary permit or visa and any determination that you satisfy any physician requirements necessary to perform the job with The Host Company.  Your Host Company HR contact will coordinate 1) any necessary Host Country work permit./visa application process on your behalf and, 2) arrange for any necessary medical examinations.

3.0                               ANNUAL SALARY

For the purpose of calculating your international assignment remuneration package, an initial home salary (not including  certain allowances) has been established at USD 500,000 per annum as defined in your home payroll system. During the period of your assignment your salary will be subject to your normal home country salary review.

4.0                               EXPATRIATE REMUNERATION PACKAGE

Separately, you will receive a copy of your overseas Salary Proforma prepared for your signature.  Huntsman’s expatriate remuneration policy for expatriates has been applied in calculating your overseas compensation.  Details can be explained to you by your Home Company HR contact.

4.1                               Gross Annual Salary

During your assignment to The Host Company, your remuneration package will be based on a gross annual salary of USD 500,000.  From this gross figure a home “net salary” will be derived, following a hypothetical deduction of Home Country income tax, and, if appropriate, state or local income tax, as there is no actual withholding on these amounts.  Actual social security tax will be deducted from your “net salary”, as well as your applicable home country pre-tax benefits (e.g., medical/dental contributions) according to your benefit elections.

All other taxable compensation paid to you, including your bonus, will be subject to the mandatory income tax deduction, with an actual deduction of Home Country social security tax and applicable benefit deductions.

4.2                               Indexation

The Company uses a home-based pay approach which relates expatriate compensation to that of peers in The Home Country.  Huntsman obtains Cost of Living (COLA) indices from an external consultancy company that specializes in expatriate international compensation data and provides Huntsman with cost of living data measuring the difference in prices between The Home and The Host Locations using a shopping basket which is representative of a managerial level life style.  Your salary Proforma will specify the COLA index applied for your assignment.

4.3                               International Location Allowance (ILA)

You will receive an ILA equal to 5% of your gross annual salary.  Please note that the ILA is not a pensionable benefit and will be payable in your Home Country.

If your Assignment is extended, your ILA may increase or decrease to reflect the ILA rate in effect at that time.

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4.4                               Remuneration Delivery

You may choose from an undefined range of options to split the delivery of your expatriate salary into a percentage paid in The Home Country with the balance paid in The Host Country.  Once a year, typically following the annual salary review process, you may alter your split pay arrangements.  Salary payments will be credited into the bank accounts of your choice in The Home and Host Countries only.  A request for salary payments made into offshore accounts will be denied.  Payment will be made on the usual Home and Host Country payroll dates established for administering expatriate payroll.  Please refer to your Salary Proforma for more details.

4.5                               Salary Review

Your expatriation salary calculation will be reviewed at least once a year, taking into account all changes which have taken place in your Home Country, such as tax brackets, social security, annual salary review, cost of living index and currency exchange rates.  Your salary will be reviewed according to the normal Home Country practice and budget, with merit increments based on your Host Country Performance.

4.6                               Bonus Calculations

Your annual bonus target percentage will be 70% of your gross annual salary.

Your bonus payment will be subject to your Home Country taxation rules.

Please note that all bonus and other one-off payments (where you are responsible for the tax) will be subject to the mandatory 25% Supplemental tax, as well as actual U.S. social security and Medicare taxes.

5.0                               TAXATION

5.1                               Host Country Tax

The Host Company will be responsible for payment of relevant Host Country income tax, social security and pension fund contributions (as applicable) on Huntsman income only. You agree, therefore, that your gross remuneration as declared to the Host Country authorities for any tax year may increase or decrease depending on the Host Country tax rules.  We draw your attention to the fact that the split remuneration payments usually do not affect the Host Country taxable income, as payments in both countries generally have to be considered as income derived in the Host Country and is taxable as such.

The Company-designated accounting firm will prepare your Host Country income tax returns for the duration of this assignment and until all available tax credits for Huntsman have been exhausted.  In return, you agree to disclose all information necessary to prepare an accurate, complete, and timely-filed tax return, and to comply with all Host Country tax requirements.  In case of non-compliance, you will be subject to disciplinary action and/or financial penalty at the discretion of the Home and Host Company.

The Home or Host Company will not be liable for any tax payable as a result of additional personal income from any non-Huntsman source.  Thus, non-Huntsman income (whether arising in the Home or Host Country) shall generate a tax liability for your own account, including income from any dependent children under the age of 18.  You should confer with the company-designated accounting firm in order to minimize the taxation of non-Huntsman income in the Host Country.

As an equity participant, the taxation basis for your equity may change as a result of your assignment.  Please consult with your Stock Partner for further information.

5.2                               Home Country Tax

The Company-designated accounting firm will prepare your Home Country income tax return(s) for the duration of this assignment, and any subsequent years that are impacted by this assignment.  Citizens or permanent residents must file a tax return each year, even when living abroad.

At the beginning of your assignment, The Company-designated accounting firm will be made available to you for a one-time tax consultation to allow you to address any concerns relating to your Home Country personal financial affairs.  Ongoing consultation required to manage your personal financial affairs will be your responsibility, including consultation on any matters relating to home housing.

As noted above, a hypothetical income tax and actual social taxes will be deducted from your Huntsman gross salary.  The Home Company will be responsible for payment of relevant income tax on your Huntsman income only.  The Home or Host Company will not be liable for any tax payable as a result of additional personal income from any non-Huntsman source.  Thus, non-Huntsman income (whether arising in the Home or Host Country) may generate a tax liability for your own account.

6.0                               ANNUAL HOLIDAY/VACATION AND PUBLIC HOLIDAYS

While on assignment your holiday/vacation [time away from work] eligibility will continue to be governed by your home country vacation/holiday program, practices and policy.  You will be eligible for your normal Home Country basic annual holiday/vacation entitlement. It may be necessary to cash out some holiday/vacation of the balance is significantly more than your basic country entitlement.

The timing of your holiday/vacation will be subject to approval by your Host Manager.  Any leave taken for home visits will be deducted from your annual leave entitlement.

While on assignment you will observe the Host Location’s national/public or discretionary non-work day policies.

The process for taking and reporting holiday or vacation while on assignment will be explained by the Host HR representative.  You may be required to report time not worked to your Home Location per the regular recording process, as well as to the Host Location.

7.0                               PENSION FUND

During the period of your assignment, you will continue to be covered under your Home Country pension benefits programs.  If, for regulatory or other reasons, you become ineligible for your Home Country pension benefit program, The Home Company HR department will advise you on alternative options available to you.

8.0                               SOCIAL SECURITY

During the period of your assignment, you may be able to remain a contributing participant in your Home Country social security system so long as the certificate to keep you in your home social security system is completed and submitted.  This will be coordinated, by the Home Company HR contact.

If you are not eligible to maintain participation in The Home Country social security system, the Home Company HR contact will advise you of alternative arrangements.  Details about the administrative procedure and the Company support relating to expatriate’s social security arrangements may be obtained from The Home Company HR contact.

9.0                               MEDICAL INSURANCE

You will be enrolled under the international healthcare scheme, details of which will be made available to you.  You will continue to be responsible for the healthcare premium that is equivalent to the domestic plan; normal co-pays and deductibles apply.

Neither Huntsman nor the plan will fund costs for cosmetic treatments or other elective procedures.

The current Healthcare Scheme provider is Aetna Global.  Huntsman retains the right to change the insurance providers or medical/dental/optical practitioners at any time.

10.0                        EMERGENCY ASSISTANCE SERVICES

To keep Assignees safe and healthy while living outside of their home country, you will be enrolled in a membership program through Europ Assistance.  Europ Assistance provides medical, security and logistical expertise to help safeguard our international travellers, expatriates and global workforce.

Europ Assistance will get in touch with Huntsman as needed, depending upon the situation, and can even communicate with your family members.

Please note that Huntsman retains the right to change providers at any time without notice.

11.0                        RELOCATION

11.1                        Transfer of Personal Effects

The Company will assist with transferring your personal effects to the Host Country.  Huntsman’s external relocation agent will provide you with shipping policy details and assist with any customs formalities required to transfer ‘allowable’ personal effects across international borders.

At the Company’s sole discretion, Huntsman reserves the right to deem personal effects as allowable or disallowable for shipment. Limitations apply.

At the end of your assignment, The Company will assist with transferring your personal effects back to your Home Country or on to a consecutive international assignment.  The same limitations apply for repatriation of your HHG.

11.2                        Relocation Allowance

At the start of your assignment, you will be paid a Relocation Allowance equal to 10% (net) of your current gross annual home salary as detailed on your salary Proforma.  The allowance will be paid by The Host Company together with your first Host Country salary payment.

The Relocation Allowance is intended to defray miscellaneous, incidental expenses in connection with your relocation, such as replacement of household items and equipment, small appliances, special clothing needs, additional quantities of toiletries or special foodstuffs, insurance, driver’s license fees for spouse or child(ren), day-care, or other miscellaneous costs, and other expenses solely at the employee’s discretion.  You will be responsible for using this allowance for incidental costs based on your needs.

At the end of your assignment, and on return to your home country or transfer to another country, you will again receive a relocation allowance equal to 10% (net) of your current gross annual home salary, as defined by your home payroll system, to be paid in your Home Country or new Host Country.

In some countries it may be necessary for you to provide proof of expenditure to tax authorities.  Some invoices and/or receipts must be kept for tax authority inspection for a minimum period, depending on the Home or Host Country Regulations.  If this evidence of expenditure is not provided, it may result in a personal tax liability to you.

If you resign from The Company before completing your assignment, you will not be eligible for the end of assignment payment of the Relocation Allowance.

12.0                        HOME LEAVE

The Host Company will provide you and your eligible family with one (1) home country return trip, for each twelve (12) months of your assignment (“assignment year”).  The timing of the home visits will be agreed by your Host Country Line Manager.  Home visits will be reported as vacation leave, and should not normally be taken during the first three (3) months or last three (3) months of the assignment for you or for your family.  The class of travel will be advanced purchase economy class airfare (no premium seating).

Alternatively, you may request a one-time lump sum Home Leave Allowance, subject to hypotax, that you can use in lieu of a Home Leave airfare reimbursement.  You may use this home leave allowance to fund additional trips home for your spouse, your children, or to travel to other locations.

The Company will not pay for hotel accommodations or for local rental cars or other transportation costs during your Home Leave stay in The Home Country.

Home leave may not be encashed.  Home leave is not accrued or pro-rated.  Home leave not utilized may not be carried forward.

Please ensure you retain all travel tickets, boarding passes and receipts for any necessary expense claim or tax reporting requirements.

13.0                        ACCOMMODATION WHILE ON ASSIGNMENT

13.1                        Temporary Accommodation

The Company will provide you with temporary living accommodations for up to 30 days (or until your household goods (HHG) shipment arrives, clears customs, and is prepared for delivery).   If self-catering facilities are not available in the temporary accommodation, you may claim reasonable subsistence expenses (reimbursed against receipts only).  It is expected that your transfer to longer term accommodation will be arranged as soon as your household goods arrive and are ready for delivery.  This arrangement will also apply on your return to The Home Country or upon transfer to another assignment.

13.2                        Long Term Accommodation

You will be provided with a suitable standard of long term accommodation in the Host Country, based on family size, Host Country market conditions and availability.  Rental costs and any related tax liabilities, within the host housing guidelines established by the host location, will be met by The Host Company.

13.3                        Utilities

If your immediate family members are joining you on assignment (spouse/ partner, child(ren)) the Host Country utilities that are not included in your lease and which are subject to Host Country norms will be your responsibility.

14.0                        TRAVEL ARRANGEMENTS (Assignment Travel)

The Host Company will support the travel costs for you and for any eligible accompanying family members to and from the Host Country at the start and end of your assignment in accordance with the Huntsman Business Travel Policy.  Business travel guidelines and expense reporting policies will apply and govern your normal travel expenses, such as limitations for food, entertainment and receipt requirements.

15.0                        EDUCATION:

The Company will provide educational assistance to resident dependent children for mandatory education (e.g., grades K through 12).  The Company will reimburse actual tuition, registration/application fees, books and other mandatory items.  The following items may not be eligible for reimbursement:  school insurance, stationary/school supplies, transportation, field trips, computing equipment or other electronic calculators or technology, among others.

15.1                        EDUCATION TRAVEL

Full-time college students, under the age of 26, or non-resident children under the age of 18 residing with a custodial parent, will be eligible for three round-trip economy class airline tickets per each twelve (12) month period of your assignment, via the most direct route from Point of Origin to your assignment location.  This is intended for full-time college students and/or non-custodial children under the age of 18 who are still enrolled in high school to visit you.  Education travel not utilized will be forfeited Unused education travel does not accrue benefit.  Education travel may not be encashed nor may parents use children’s travel allocation as additional home leave trips.

16.0                        TRANSPORTATION

You will be provided with two (2) company cars suitable for your position/grade for use by you and your spouse (without “trade-up charge”) in the Host Country.

Tax assessment for car benefit(s) will be managed under Home Country gross to net salary calculations.

17.0                        DATA PRIVACY

Your personal information is treated in accordance with the Company’s global privacy policy.  As is stated in the policy, the Company collects, uses, and processes personal information, related to your employment, which includes your assignment.

In addition, the Company uses and processes the personal information of your dependents or accompanying family members, and will, as necessary and in connection with your mobilization to a new expatriate assignment, share your data and your dependent data with third party vendors.

18.0                        MAIL FORWARDING

You will be responsible for coordinating your personal mail with a trusted family member or friend, or arrange for a mail forwarding service through an independent party.  The Company will not be responsible for forwarding your personal mail.

19.0                        TERMINATION OF ASSIGNMENT

19.1                        The Home Company will notify you of your repatriation by giving you not less than three (3) months prior written notice.  You may terminate the assignment at any time by giving The Home Company no less than three (3) months prior written notice.

19.2                        On termination of your assignment, you will revert to the full terms of your Home Country contract of employment, subject to the following:

Upon repatriation to The Home Country, your annual Home base salary will not change from the annual home base salary paid to you at the end of your overseas assignment, which will be reflected in your final expatriate Proforma.

19.3                        Notwithstanding 19.1 above, The Home Company may, by notice in writing, terminate forthwith your assignment in any of the following events:

i)                                         If it is determined by The Company that for any reason you are unable to perform the essential functions of your job,

ii)                                      If you have violated The Company’s Business Conduct Guidelines and serious disciplinary action results, or

iii)                                   If by any reason of personal illness you are unable to carry out your duties for any time in excess of six months during any period of twelve months.

19.4                        On the termination of your assignment under this contract and in accordance with the terms specified in 19.1, 19.2 and 19.3 above, you wave, to the extent possible, any recovery with regards to this assignment 1) with respect to any rights conferred by the Host Country employment protection legislation, or ii) for a redundancy payment pursuant to that or benefits related legislation.

20.0                        LOCALIZATION

Assignment terms often run for only three (3) years and are not extended beyond five (5) years, the Company may discuss 1) transferring your employment to local Host Country terms ( localization), 2) repatriation to your home country (with or without a job), or 3) a new assignment to another location after your initial assignment period.  If you are interested in localizing in your Host Country or prefer one of the other options, you should engage your manager in a discussion in your 4th Assignment Year.

21.0                        SECRECY

You are reminded that during your assignment, and on return to The Home Country, the Huntsman confidentiality policy continues to apply.

22.0                        LAW

This agreement is governed by the employment laws that are applicable in USA.

If you would like to accept the offer of assignment based on the terms and conditions outline above, would you please sign and return the enclosed copy of this letter.

Yours sincerely,

Kevin Wilson
VP Human Resources

I have read, understood and accept the assignment and its terms and conditions to The Host Company.  I also acknowledge receipt of an electronic copy of the Long Term Assignment Briefing Document.

Signed	Date:
/s/ Kurt Ogden		July 11, 2017
Kurt Ogden

Enclosure: Salary Proforma